CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated April 25, 2012, accompanying the financial statements of New Jersey Insured Municipals Income Trust, Series 125 (included in Insured Municipals Income Trust, 244th Insured Multi-Series) as of December 31, 2011, and for each of the three years in the period ended December 31, 2011 and the financial highlights for each of the five years in the period ended December 31, 2011, contained in this Post-Effective Amendment No. 13 to Form S-6 (File No. 333-64263) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 25, 2012